Exhibit 15.1

Consent of Independent Registered Public Accounting Firm	Raymond Chabot Grant Thornton LLP Suite 2000 National Bank Tower 600 De La Gauchetière Street West Montréal, Quebec H3B 4L8 Telephone: 514-878-2691 Fax: 514-878-2127 www.rcgt.com

We have issued our reports dated March 11, 2014, with respect to the consolidated financial statements and internal control over financial reporting in the Annual Report of Intertape Polymer Group Inc. (the “Company”) on Form 20-F for the year ended December 31, 2013.

We hereby consent to the incorporation by reference of said reports in the Registration Statements of Intertape Polymer  Group  Inc. on Forms S-8 (File No. 333-67732; File No. 333-97961; File No. 333-108077; File No. 333-114954; File No. 3333-89763; File No. 333-114960; File No. 333-135599; and File No. 333-184797).

Montreal, Canada

March 20, 2014

[1]	CPA auditor, CA, public accountancy permit No. A120795

Member of Grant Thornton International Ltd